                          CERTIFICATE OF DESIGNATION

                                       OF

                  $0.005 GOODWILL CONVERTIBLE PREFERRED STOCK,
                                       OF
                               ARGO BANCORP, INC.

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

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     Argo Bancorp, Inc., a Delaware corporation DOES HEREBY CERTIFY that pursuant to the authority contained in Article Five, Paragraph B of its Amended and Restated Certificate of Incorporation, and in accordance with the provision of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors adopted the following resolution creating a series of its Preferred Stock designated as $0.005 Goodwill Convertible Preferred Stock

     RESOLVED: that, pursuant to authority conferred upon the Board of Directors of Argo Bancorp, Inc., (the "Company") by the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors hereby creates and hereby authorizes the issuance of 592,681 shares of Preferred Stock of the Company, and hereby fixes the designations, powers, preferences and relative, participating optional or other special rights and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation, as follows:

     1.  Designation and Amount.  The shares of the Goodwill Convertible
         ----------------------
Preferred Stock shall be designated as "$0.005 Goodwill Convertible Preferred Stock, and the number of shares shall be 592,681.

     2.  Preference on Liquidation.  In the event of any dissolution,
         -------------------------
liquidation or winding up of the affairs of the Company, after payment or provision for payment of any remaining conversion or liquidation accounts together with the debts and other liabilities of the Company, the holders of Goodwill Convertible Preferred Stock shall be entitled to receive the applicable redemption price on each outstanding share of Goodwill Convertible Preferred Stock, out of the net assets of the Company and before any distribution shall be made to the holders of the Common Stock or to the holders of any other class of stock or series thereof ranking junior to the Goodwill Convertible Preferred Stock in the distribution of assets.

     If upon such voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company the net assets of the Company shall be insufficient to permit payment in full of the amounts required to be paid to the holders of the Goodwill Convertible Preferred Stock and to the holders of any class of stock or series thereof ranking on a parity with the Goodwill Convertible Preferred Stock in respect of the distribution of assets, then the holders of Goodwill Convertible Preferred Stock and the holders of any class of stock or series thereof ranking on a parity with the Goodwill Convertible Preferred Stock in respect of the distribution of assets shall share ratably, in any distribution of assets other than by way of dividends in the proportion that the sum payable on each share bears to the aggregate of the amounts so payable on all shares of Preferred Stock.

     After such amount is paid in full, no further distributions or payments shall be made in respect of the Goodwill Convertible Preferred Stock, such Preferred Stock shall no longer be deemed to be outstanding or be entitled to any privilege of exchange or conversion or to any other preferences, rights or privileges, and such Preferred Stock shall be surrendered for cancellation to any transfer agent for such Preferred Stock or to the Company. Once any portion (less than all) of such distribution or payment is made to any holder of the Goodwill Convertible Preferred Shares, there shall not be any conversion rights in respect of such Preferred Shares pursuant to Paragraph 5, below, unless the full amount of such distributions and payments in respect of such Preferred Shares being converted is remitted to the Company, without interest, prior to or contemporaneously with the conversion of such Preferred Shares.

     Nothing herein contained shall be deemed to prevent redemption of Goodwill Convertible Preferred Stock by the Company in the manner provided in Paragraph 3, below. Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding up of the Company within the meaning of this Paragraph 2.

     Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, stating a payment date and the place where the distribution amounts shall be payable and containing a statement of or reference to the conversion right set forth in Paragraph 5 below, shall be given by mail, postage prepaid, at least thirty (30) days but not more than sixty (60) days prior to the payment date stated therein, to the holders of record of the Goodwill Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

     3.  Redemption.  The Company shall have the right, at its option and by
         ----------
resolution of its Board of Directors, to redeem any of the outstanding shares of Goodwill Convertible Preferred Stock, for a period of ninety (90) days following the receipt of the announcement date (the "Announcement Date") of a final resolution of the pending civil action and associated damage awards, if any, including any and all appeals or petitions for certiorari (the "Goodwill Settlement") in the Company's goodwill litigation (the "Litigation"), upon notice given as hereinafter specified and upon payment in cash in respect of each share redeemed at a redemption price determined as follows: The redemption price per share shall be determined by multiplying the Goodwill Settlement minus expenses related to the Goodwill Litigation and expenses related to the issuance of the Goodwill Convertible Preferred Stock by 75% and dividing the product determined thereby by the number of shares of Goodwill Convertible

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Preferred Stock, hereinafter the "Valuation Amount." To the extent that the
Company receives all or a portion of the Goodwill Settlement in the form of non-cash proceeds, the Company shall obtain an independent third party appraisal as to the fair market value of the non-cash proceeds which shall be used to calculate the value of the Goodwill Settlement. The Company shall provide to each holder of Goodwill Convertible Preferred Stock financial and other documentation reasonably sufficient to support the valuation of such non-cash proceeds. To the extent that any portion of the Goodwill Settlement is received by the Company prior to final resolution of the Goodwill Settlement, the Company shall place 75% of such portion of the Goodwill Settlement in an escrow account pending final resolution of the Goodwill Settlement. In the event of dismissal, adverse judgment or an award of damages consisting exclusively of non-cash proceeds with a fair market value of less than $250,000 after the conclusion of the Litigation, each share of Goodwill Convertible Preferred Stock shall be redeemed at par value.

     Notice of any redemption specifying the date fixed for said redemption and the place where the amount to be paid upon redemption is payable shall be mailed, postage prepaid, at least thirty (30) days but not more than sixty (60) days prior to said redemption date to the holders of record of the Goodwill Convertible Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Company. If such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its other funds, in trust for the benefit of the holders of the shares so to be redeemed, so as to be and continue notwithstanding that any certificate for shares of the Goodwill Convertible Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, or if such notice of redemption shall have been so mailed, and if prior to the date of redemption specified in such notice said fund shall be deposited in trust, for the benefit of the holders of the shares of Goodwill Convertible Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company organized in good standing under the laws of the United States of America or any state thereof, named in such notice having capital, surplus and undivided profits of at least $5,000,000 according to its last published Statement of Condition thereupon and without awaiting the redemption date all shares of Goodwill Convertible Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made shall be deemed to be no longer outstanding, and all rights with respect to such shares of Goodwill Convertible Preferred Stock shall forthwith upon such separation or deposit in trust cease and terminate, except only the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable on the redemption thereof, but without interest. In the event the holders of shares of Goodwill Convertible Preferred Stock which shall have been redeemed shall not within six years after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall upon demand pay over to the Company any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, Any interest accrued on such funds shall be paid to the Company from time to time.

     To the extent that the Goodwill Settlement is paid to the Company in installments, and the Company exercises its option to redeem such shares pursuant to this paragraph 3, the amount

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of the Goodwill Settlement for purposes of determining the Valuation Amount shall be determined by calculating the present value of the installment payment obligations to be made to the Company. Once the Goodwill Convertible Preferred Stock is redeemed based upon such present value calculation, the holders of the Goodwill Convertible Preferred Stock shall not be entitled to any further rights with respect to the future installment payments.

     Any provision of this Paragraph 3 to the contrary notwithstanding, the Company shall not redeem any shares of Goodwill Convertible Preferred Stock unless all outstanding shares of Goodwill Convertible Preferred Stock are simultaneously redeemed in accordance with the provision of this Paragraph 3 and the Company shall not purchase or otherwise acquire any shares of Goodwill Convertible Preferred Stock except in accordance with a purchase offer made by the Company on the same terms to all holders of record of Goodwill Convertible Preferred Stock.

     4.  Voting Rights.  The holders of the Goodwill Convertible Preferred Stock
         -------------
shall have no voting power except as set forth in Paragraph 4 and Paragraph 8(b)(2) herein.

     (A) So long as the shares of any Goodwill Convertible Preferred Stock are outstanding, the Company shall not:

     (i) without the consent of the holders of at least two-thirds (2/3) of the number of shares of Goodwill Convertible Preferred Stock at the time outstanding:

     (a) create or authorize an additional class of stock ranking prior to the Goodwill Convertible Preferred Stock in respect to distribution of assets on liquidation; or

     (b) increase the authorized amount of any additional class of stock ranking prior to the Goodwill Convertible Preferred Stock in respect to distribution of assets on liquidation; or

     (c) create or authorize any obligation or security convertible into or evidencing the right to purchase shares of stock of any additional class ranking prior to the Goodwill Convertible Preferred Stock in respect to distribution of assets on liquidation; or

     (ii) without the consent of the holders of at least two-thirds (2/3) of the number of shares of Goodwill Convertible Preferred Stock at the time outstanding:

     (a) amend, alter or repeal any of the provisions of Article 5 of the Certificate of Incorporation or of this Certificate so as to affect adversely the rights, powers or preferences of the Goodwill Convertible Preferred Stock; or

     (b) authorize any merger or consolidation of the Company if the Company is not the surviving corporation, unless the terms of the merger or consolidation require that the holders of the Goodwill Convertible Preferred Stock receive securities of the surviving corporation having the same terms and preferences as the Goodwill Convertible Preferred Stock.

     (c) authorize the sale, lease or conveyance (other than by mortgage or pledge) of all or substantially all of the Company's properties or business in exchange for securities of another corporation unless the terms of the sale, lease or conveyance require that the holders of the Goodwill Convertible Preferred Stock receive securities of the surviving corporation having the same terms and preferences as the Goodwill Convertible Preferred Stock.

Any vote or consent required or permitted by this Subparagraph (A) may be given in person or by proxy, either in writing or by vote at an annual or special meeting called therefor.

     (B) Any action specified in this Paragraph 4 as requiring the consent of the specified proportion of the votes of the shares of the preferred stock at the time outstanding or represented at a meeting may be taken with such consent and with such additional vote or consent, if any, of stockholders as may be from time to time required by law.

     (C) For purposes of the voting rights set forth in this Paragraph 4, the holders of the Goodwill Convertible Preferred Stock shall be entitled to one vote for each share of Goodwill Convertible Preferred Stock held.

     5.  Convertibility.  In the event that the Company determines not to redeem
         --------------
the shares of Goodwill Convertible Preferred Stock in accordance with the terms of Paragraph 3, the Company shall so notify each holder of record of the Goodwill Convertible Preferred Stock at their respective offices as the same shall appear on the books of the Company. In such case, shares of the Goodwill Convertible Preferred Stock (hereinafter in this Paragraph 5 called the "Shares") shall be convertible into Common Stock for a period commencing on the first day of the next succeeding fiscal quarter of the Company and for a period of ninety (90) (days thereafter on the following terms and conditions):

     (A) Subject to and upon compliance with the provisions of this Paragraph 5, holders of Shares may at such holder's option convert any such Shares into such number of fully paid and non-assessable shares of Common Stock as are issuable pursuant to the formula set forth in subparagraphs (C) and (D) of this Paragraph 5.

     (B) The surrender of any Shares for conversion shall be made by the holder thereof to the Company at the office of the Conversion Agent for the Goodwill Convertible Preferred Stock, and such holder shall give written notice to the Company at said office that such holder elects to convert such Shares in accordance with the provisions thereof and this Paragraph 5. Such notice also shall state the name or names (with addresses) in which the certificate or certificates for Common Stock which shall be issuable on such conversion shall be issued. Subject to the provisions of subparagraph (A) of this Paragraph 5, every such notice of election to convert shall constitute a contract between the holder of such Shares and the Company, whereby such holder shall be deemed to subscribe for the number of shares of Common Stock which such holder will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender such Shares and to release the Company from all obligations thereon, and whereby the Company shall be deemed to agree that the surrender of such Shares and the extinguishment of its obligations thereon shall constitute full payment for the Common Stock so subscribed for and to be issued upon such conversion.

     In the event that any Shares that are eligible for conversion shall not have been surrendered for conversion prior to the date on which Common Stock issuable pursuant to such conversion would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed Common Stock shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Company (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims, and at such time the outstanding Shares shall be deemed to be canceled and all rights thereunder forfeited. Notwithstanding the foregoing, neither the Company, the Conversion Agent or any other person shall be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     As soon as practicable after the receipt of such notice and Shares, the Company shall issue and shall deliver at said office of the Conversion Agent to the person for whose account such Shares were so surrendered, or on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Shares and a check or cash for the payment (if any) to which such person is entitled pursuant to subparagraph (E) of the Paragraph 5. Such conversion shall be deemed to have been effected on the date on which the Company shall have received such notice and such Shares, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

     (C) Each share of Goodwill Convertible Preferred Stock shall be convertible into that number of shares of common stock determined by dividing the Valuation Amount by the current market value of the Company's Common Stock, as defined in subsection (D)(5) of this Paragraph 5, on the Announcement Date plus accrued and unpaid dividends as of such date. For purposes of this Section, if the Goodwill Settlement is to be payable to the Company in installment payments, the amount of the Goodwill Settlement for purposes of determining the Valuation Amount shall be determined by calculating the present value of the installment payment obligations to be made to the Company. Once the Goodwill Convertible Preferred Stock becomes convertible based upon such present value calculations, the holders of the Goodwill Convertible Preferred Stock shall not be entitled to any further rights with respect to the future installment payments.

     (D) The Conversion Rate shall be subject to adjustment from time to time as follows:

     (1) If the Company shall (i) pay a dividend on its Common Stock in shares of the Company or distribute shares of the Company, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of its capital stock, then the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a Share surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon conversion the number of such shares of the Company which such holder would have been entitled to receive after the happening of such event had such Shares been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, and shall also be effective retroactively as to Shares converted between such record date and the date of the happening of any such event.

     (2) If the Company shall issue rights or warrants to the holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then Current Market Price per share of Common Stock (as defined in subsection (D)(5) of this Paragraph 5) on the record date for determination of shareholders entitled to receive such rights or warrants, the number of shares of Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such Shares were theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of Shares so offered would purchase at such Current Market Price (as defined in subsection (D)(5) of this Paragraph 5). For the purposes of this subdivision (2), the issuance of rights or warrants to subscribe for or purchase shares or securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such Shares or securities are convertible at an aggregate offering price equal to the aggregate offering price of such shares or securities plus the minimum aggregate amount (if any) payable upon conversion of such Shares or securities into Common Stock. Such adjustment shall be made whenever such rights or warrants are issued and shall also be effective retroactively as to Shares converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

     (3) If the Company shall distribute to the holders of its Common Stock (whether pursuant to a merger or consolidation or otherwise) evidence of its indebtedness or assets (excluding cash dividends or distributions made out of current or retained earnings), capital stock other than Common Stock or rights or warrants to subscribe other than as referred to in subsection
     (D)(2) of this Paragraph 5, then in each such case the number of shares of Common Stock into which each Share shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such Share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price per share of Common Stock (as defined in subsection (D)(5) of this Paragraph 5) on the date of such distribution, and the denominator of which shall be such Current Market Price per share of the Common Stock, less the then fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive and described in a statement filed with the Conversion Agent maintained by the Company pursuant to subparagraph (B) of this paragraph 5) of the portion of the assets, or capital stock or cash or evidence of indebtedness, subscription rights or warrants so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall also be effective retroactively as to the Shares converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

     (4) Notwithstanding the foregoing, in the event of any consolidation or merger of the Company (including, without limitation, a merger in which the Company is the surviving corporation), or in the event of any sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to another corporation, or in the case of any reorganization of the Company, or reclassifications or changes of the shares of Common Stock, the holder of each Share then outstanding upon exercise of the conversion privilege thereof shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property, including cash, which would have been deliverable to such holder upon such consolidation, merger, sale, conveyance, exchange, transfer or reorganization if such holder had converted such holder's Shares into Common Stock immediately prior to such consolidation, merger, sale, conveyance, exchange, transfer or reorganization. In any such event, effective provision shall be made in the instrument effecting or providing for such consolidation, merger, sale, conveyance, exchange, transfer or reorganization so that the provisions set forth herein for the protection of the conversion rights of the Shares shall thereafter be applicable- as nearly as may be practicable, in relation to any shares of stock or other securities or property including cash, deliverable after such consolidation, merger, sale, conveyance, exchange, transfer or reorganization upon the conversion of the Goodwill Convertible Preferred Stock, or such other securities as shall have been issued to the holders thereof in lieu thereof or in exchange therefor. The provisions of this subsection (D)(4) shall similarly apply to successive consolidations, mergers, sales, leases, conveyances, exchanges, transfers and reorganizations.

     (5) For the purpose of any computation under Section C above and subsection
     (D)(2) and (D)(3) of this paragraph 5, (i) the "Current Market Price" per share of Common Stock at any date shall be deemed to be, when used in connection with the Common Stock on a certain date, the average of the high and low sales prices of the Common Stock as reported by the American Stock Exchange ("AMEX") or the New York Stock Exchange ("NYSE") or other national securities exchange which is the primary trading market for such Common Stock or the average of the high and low bid prices of the Common Stock as reported by Nasdaq Stock Market ("NASDAQ") if the NASDAQ serves as the primary trading market for the Common Stock, each as published in the Wall Street Journal, if published, on such date or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale was reported. If the Common Stock is not traded on a national securities exchange or the NASDAQ, the Fair Market Value of the Common Stock is the value so determined by the Board in good faith.

     (6) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Rate, subject to an adjustment in the event the Company issues a stock dividend in Common Stock or subdivides or combines the outstanding shares of Common Stock; provided, however, that any adjustments which by reason of this subsection (D)(6) are not required to be, and are not, made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (D)(6) shall be made to the nearest cent or one-hundredth of a share, as the case may be.

     (E) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Shares. If more than one Share shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered. If the conversion of any Shares results in a fraction, an amount equal to such fraction multiplied by the Current Market Price (determined as provided in subsection (D)(5) of this Paragraph 5) of the Common Stock shall be paid to such holder in cash by the Company.

     (F) If any Share shall be called for redemption, any right to convert such Share shall immediately terminate.

     (G) The Shares shall be deemed to have been converted and the person converting the same to have become the holder of record of Common Stock, for the purpose of receiving dividends and for all other purposes whatever, as of the date when a certificate or certificates for such Shares are surrendered to the Company as aforesaid.

     (H) The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Shares as herein provided. The Company shall not, however, be required to pay any transfer or other taxes which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that of the holder of the Shares converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (I) If in any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this Paragraph 5 are not strictly applicable, or if strictly applicable, would not fairly protect the conversion rights of the Shares in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions in accordance with such essential intent and principles so as to protect such conversion rights as aforesaid.

     (J) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Goodwill Convertible Preferred Stock, such number of its shares of Common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Goodwill Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Goodwill Convertible Preferred Stock, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

     (K) Shares converted shall not be reissued as Shares but: shall assume the status of authorized but unissued shares of preferred stock of the Company.

     (L) For the purposes of this Paragraph 5:

     (1) "Conversion Rate" at any time shall mean the amount of Common Stock of the Company into which at such time one Share shall be convertible in accordance with the provisions of this Paragraph 5.

     (2) "Common Stock" shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Company without limit or preference as to the amount or percentage. If by reason of the operation of subsection (D)(4) of this Paragraph 5 the Shares shall be convertible into any other shares of stock or other securities or property of the Company or of any other corporation, any reference herein to the conversion of Shares will be a reference to a conversion into such other shares of stock or other securities or property.

     (3) "Conversion Agent" shall mean Harris Bank & Trust Co. So long as shares of Goodwill Convertible Preferred Stock remain outstanding, the Company shall maintain such an agency for the purposes contemplated by this Paragraph 5.

     6.  Certain Shareholder Rights.  The parties agree the Company is obligated
         --------------------------
to either redeem the Goodwill Convertible Preferred Stock or convert the Goodwill Convertible Preferred Stock into common stock. However, applicable laws, rules, regulations, directives to the terms of any judgment or settlement may limit or prevent the Company from redeeming the Preferred Shares or converting the preferred Shares into common shares. In any such event, the Company shall distribute or convert such portion of the Goodwill Settlement (on a pro rata basis), in each case to the extent not otherwise restricted under applicable laws, rules, regulations, directives or the terms of any judgment or settlement. The Company has a continuing obligation pursuant hereto to redeem or convert the balance of the Preferred Stock and distribute the balance of any Goodwill Settlement which it has been precluded from paying as soon as permissible under applicable laws, rules, regulations, directives or the terms of any judgment or settlement.

     7.  Litigation.  The Litigation will be supervised by a committee (the
         ----------
Litigation Committee) appointed by the Board of Directors of the Company. The Litigation Committee will supervise the litigation, and have the power to replace counsel, if necessary.

     8.  Successors.
         ----------

     (a) The Company's claims against the Government that are the basis for the litigation are, and shall remain, an asset of the Company. In the event of any acquisition, merger, or consolidation of the Company in which the Company will not be the surviving entity, the Company shall require its respective successors to assume, and such respective successors shall assume, the rights and obligations of the Company under this Certificate.

     (b) (1) To the extent that the Company enters into a definitive agreement providing for the acquisition, merger, or consolidation of the Company in which the Company is not the surviving entity (the "Acquisition Agreement"), such Acquisition Agreement shall be required to specifically incorporate and provide for the terms set forth in this section 8(b).

     (2) Effective upon consummation of the transaction contemplated by the Acquisition Agreement, the Company (or any successors thereto) shall create a Litigation Trust (the "Litigation Trust"). The Litigation Trust shall be a statutory business trust treated under Delaware Law pursuant to a Declaration of Trust and the filing of a Certificate of Trust with the Delaware Secretary of State. The Litigation Trust shall have three trustees designated by the shareholders as follows: by a vote of the holders of a majority of the number of Goodwill Convertible Preferred Stock at the time outstanding.

     (3) Effective upon consummation of the transaction contemplated by the Acquisition Agreement, the Company (or any successor thereto) shall be contractually obligated to assume all duties and obligations of the Company with respect to the Goodwill Settlement and the redemption or conversion of the Preferred Stock.

     (4) Effective upon consummation of the transaction contemplated by the Acquisition Agreement, the Litigation Trustees shall assume authority, identical to and succeeding to the Litigation Committee, to make all decisions on behalf of the Company (and its successors) with respect to the prosecution of the Litigation and in any ancillary litigation, including the selection and supervision of existing, and any new, counsel or other persons retained to assist in the prosecution of the Litigation or in any ancillary litigation, and deciding whether or not to accept any settlement offer. Without prejudice to any rights of the holders of the Goodwill Convertible Preferred Stock, the Litigation Trustee shall have the authority to bring suit on behalf of the holders of the Goodwill Convertible Preferred Stock to enforce any provision of this Certificate for the benefit of the holders of the Goodwill Convertible Preferred Stock, including the redemption or conversion of the Preferred Stock. The Company, or its successors as the case may be, will pay the expenses, costs or fees incurred by the Litigation Trustee for the administration and management of the litigation. The Litigation Trustee shall seek reimbursement by the Company, or its successors as the case may be, for expenses, costs, or fees reasonably incurred for their own administration and management of the Litigation and any ancillary litigation. Any such reimbursement by the Company, or its successors as the case may be, shall be deducted from the Goodwill Settlement.

     (5) Nothing in this agreement is intended to create rights in the Preferred Shareholders against the United States, except as such parties may have had prior to the date of this agreement or may have by operation of law.

     9.  Sinking Fund.  No sinking funds shall be established for the retirement
         ------------
or redemption of the Goodwill Convertible Preferred Stock.

     10. Restrictions and Transferability.  Each certificate representing the
         --------------------------------
Goodwill Convertible Preferred Stock, and, if appropriate, securities issued upon conversion thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky" laws):

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OFFERED OR SOLD PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, AND ARGO BANCORP, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH

SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The restrictions on transfer contained in Paragraph 10 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Certificate. In general, subject to the restrictions on transfer contained in this Certificate, each share of Goodwill Convertible Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such Goodwill Convertible Preferred Stock (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Security Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Goodwill Convertible Preferred Stock are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Goodwill Convertible Preferred Stock and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Goodwill Convertible Preferred Stock.

     IN WITNESS WHEREOF, ARGO BANCORP, INC. has caused its corporate seal to be affixed and this Supplemental Charter Section to be signed by its Chairman and its Secretary, this 31st day of August, 1998.


                              ARGO BANCORP, INC.



                              By  /s/ John G. Yedinak
                                  ---------------------------
                                  John G. Yedinak, Chairman



                              By  /s/ Frances M. Pitts
                                  ---------------------------
                                  Frances M. Pitts
                                  Secretary

(SEAL)